Exhibit 8.4

[KIRKLAND & ELLIS LLP LETTERHEAD]

January 19, 2017

Equity One, Inc.

410 Park Avenue, Suite 1220

New York, NY 10022

Re:	Certain United States Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as counsel for you, Equity One, Inc., a Maryland corporation (the “Company”), in connection with the merger of the Company with and into Regency Centers Corporation, a Florida corporation (“Regency”) pursuant to the Agreement and Plan of Merger, dated November 14, 2016 (the “Merger Agreement”) by and between the Company and Regency.

This opinion letter relates to the Company’s qualification for federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for taxable years commencing with the Company’s taxable year ended December 31, 1995.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the registration statement on Form S-4 (as amended or supplemented through the date hereof), of Regency including the documents specifically or deemed to be incorporated therein (the “Registration Statement”) and other such documentation and information provided to us by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, you have provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of a representative of you (the “Officer’s Certificate”) relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds, or has held, a direct or indirect interest. These representations and covenants relate, in some cases, to transactions and investments for which we did not act as the Company’s counsel. For purposes of our opinion, we have not

Equity One, Inc.

January 19, 2017

independently verified the statements, representations and covenants set forth in the Officer’s Certificate or in any other document. We have, consequently, assumed and relied on the Company’s representation that the statements, representations and covenants presented in the Officer’s Certificate and other documents, or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion. We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge, belief, or intent. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the correctness of the following assumptions: (i) each of the entities comprising the Company has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the State of Maryland or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed, and (iii) each of the written agreements to which the Company is a party has been and will be implemented, construed and enforced in accordance with its terms.

In rendering our opinion, we have considered and relied upon applicable provisions of the Code, the Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist as of the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

Based on and subject to the foregoing, we are of the opinion that commencing with the Company’s taxable year that ended on December 31, 1995, the Company was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation has enabled, and its proposed method of operation will enable, the

Equity One, Inc.

January 19, 2017

Company to meet the requirements for qualification and taxation as a REIT under the Code. The Company’s qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, distribution levels and diversity of stock ownership, and various other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy the requirements for taxation as a REIT under the Code.

We express no opinion on any issue relating to the Company other than as expressly stated above. This opinion has been prepared exclusively for you and may not be relied upon by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We are furnishing this opinion to you solely in connection with the effectiveness of the Registration Statement, and we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Kirkland & Ellis LLP

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